Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-269482, 333-268785, 333-263589) of our report dated March 13, 2023 relating to the consolidated financial statements of Dave Inc., appearing in the Annual Report on Form 10-K of Dave Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 13, 2023